Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES THIRD QUARTER 2003 FINANCIAL RESULTS

Operating results and cash flows improve despite lower revenue

PRINCETON, NJ, November 4, 2003 – Pharmacopeia, Inc. (Nasdaq: PCOP) today announced results for the third quarter and nine months ended September 30, 2003.  The Company reported improved operating results for the quarter and first nine months of 2003 as compared to the 2002 comparable periods.  Operating expenses in the third quarter and nine months ended September 30, 2003 were reduced by $6.2 million and $14.4 million, respectively, from 2002 levels (excluding the effect of restructuring in the 2002 third quarter). Cash flow from operations was $3.0 million higher in the nine months ended September 30, 2003 than in the comparable period in 2002.

Total revenue for the quarter ended September 30, 2003 was $25.1 million compared to the $30.9 million reported in the quarter ended September 30, 2002.  In spite of the lower revenue reported in the current quarter, the $3.1 million loss from operations in the quarter was the same in 2003  as in 2002  (excluding the effect of restructuring).  This was attributable to the reductions noted above in operating expenses in the current quarter compared to the 2002 third quarter.  The net loss for the 2003 third quarter was ($2.1) million, or ($0.09) per share, compared to a net loss of ($6.3) million, or ($0.27) per share, in the third quarter of 2002.  (The third quarter 2002 net loss included a $4.3 million restructuring charge, representing ($0.18) per share).  At September 30, 2003, Pharmacopeia had cash, cash equivalents and marketable securities of approximately $139 million and no debt.

“In the Drug Discovery division, the third quarter of 2003 saw us achieve a significant milestone in our company’s history, as Bristol-Myers Squibb announced that it will take into the clinic a p38 Kinase Inhibitor discovered in the BMS-Pharmacopeia collaboration.  We also announced our new multi-year agreement with Schering-Plough, representing our third collaboration with this long-time partner,” said Dr. Joseph A. Mollica, Chairman, President and CEO.

“As we and our competitors continue to experience delays in customers’ software buying decisions, we remain intensely focused on managing our operating costs.  Despite the impact of reduced IT spending on our software revenue, we improved our cash flow from operations in the nine months ended September 30, 2003 by $3 million over the same period in 2002, “ continued Dr. Mollica.  “Although we reduced our operating expenses this year by over $14 million from the first nine months of 2002, we continued our steady release of new software products at Accelrys.  Further, in response to our customers’ requests, we announced an agreement with IBM to provide a Linux version of two of our most popular products by the end of this year,” Dr. Mollica added.

For the nine months ended September 30, 2003, total revenue was $75.9 million compared to $87.0 million reported in the nine months ended September 30, 2002.  The loss from operations was ($13.6) million for the first nine months of 2003 compared to a loss from operations of ($15.8) million reported in the same period of 2002 (excluding the effect of restructuring).  The Company reduced its operating expenses by $14.4 million for the first nine months of 2003 compared to 2002.  The net loss for the nine months ended September 30, 2003 was ($11.4) million or ($0.48) per share compared to a net loss of ($17.4) million or ($0.74) per share reported for the first nine months of 2002.  Again, the restructuring charge of $4.3 million or ($0.18) per share is included in the 2002 net loss.

The Company also announced that the Pharmacopeia Board of Directors has approved a change in the Company’s fiscal year end from December 31 to March 31.  This change will be effective on April 1, 2004.  In addition, in 2004, the Accelrys software division will offer its customers a new subscription license for its products, addressing its customers’ requests to provide more flexibility in its licensing structures.  This may alter the timing of future revenue recognized at Accelrys; however, it will have no effect on cash flows.  As the Company books these new subscription licenses, it will discuss order and deferred revenue metrics in future earnings releases.

With regard to financial guidance for 2003, John Hanlon, Pharmacopeia’s CFO, said “Accelrys revenue in the fourth quarter has historically accounted for 35% or more of full year software revenue, and we expect the same trend to continue in 2003.  Drug Discovery revenue, as always, is dependent on the receipt of milestones from our collaborators.  In light of our actual revenue recorded through the third quarter, and given the continuing challenges faced by our pharmaceutical, biotechnology and industrial customers, we expect that full year 2003 revenue will be between 5% and 9% below 2002 levels.  Revenue in this range would not enable us to generate an operating profit for 2003 but, depending on the actual revenue recorded, could result in Pharmacopeia generating positive operating cash flow for the year.”

Joseph Mollica, CEO, will host an investor conference call later today.  Forward looking and material information may be discussed on this conference call.

Date: Tuesday, November 4, 2003
Time: 5:00 p.m. EST
Domestic Callers:	(800) 360-9865
International Callers:	(973) 694-6836

Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call, which can be accessed by dialing toll-free (800) 428-6051, and outside the U.S. by dialing (973) 709-2089, will be available for 2 weeks.  The access code for the replay is 311132.

Pharmacopeia (www.pharmacopeia.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia’s Drug Discovery business integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds.  Pharmacopeia’s software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis.  Pharmacopeia employs about 700 people and is headquartered in Princeton, New Jersey.

Contact:
John J. Hanlon
Chief Financial Officer
(609) 452-3600
irreq@pharmacop.com

Press Inquiries:
Jim Rivas
Public Relations
(858) 799-5393
jrivas@accelrys.com

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When used anywhere in this document, the words “expects”, “believes”, “anticipates”, “estimates” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia.  Pharmacopeia has based these forward-looking statements on its current expectations about future events.  Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia’s strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q.  All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings.  These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document.  These forward-looking statements speak only as of the date of this document.  Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenue:
Software license, service and other	$17,675	$22,872	$53,984	$63,906
Drug discovery services	7,422	8,036	21,957	23,142
Total revenue	25,097	30,908	75,941	87,048

Cost of revenue:
Software license, service and other	5,156	5,649	15,338	15,833
Drug discovery services	5,535	4,647	16,707	14,704
Total cost of revenue	10,691	10,296	32,045	30,537
Gross margin	14,406	20,612	43,896	56,511
Operating costs and expenses:
Research and development	4,991	7,503	16,223	21,809
Sales, general and administrative	12,531	16,230	41,676	50,536
Restructuring	—	4,340	(384)	4,340
Total operating costs and expenses	17,522	28,073	57,515	76,685
Operating loss	(3,116)	(7,461)	(13,619)	(20,174)
Interest and other income, net	1,197	1,309	3,237	3,252
Loss before provision for income taxes	(1,919)	(6,152)	(10,382)	(16,922)
Provision for income taxes	215	178	968	491
Net loss	$(2,134)	$(6,330)	$(11,350)	$(17,413)

Net loss per share
Basic and Diluted	$(0.09)	$(0.27)	$(0.48)	$(0.74)

Weighted average shares of common stock outstanding
Basic and Diluted	23,813	23,467	23,712	23,507

Balance Sheets

	September 30, 2003	December 31, 2002
	(Unaudited)

Cash, cash equivalents and marketable securities	$139,312	$141,071
Trade receivables, net	15,339	35,571
Other assets, net	60,791	63,463
Total assets	$215,442	$240,105

Current liabilities	$38,518	$52,002
Long-term liabilities	2,831	4,766
Total stockholders’ equity	174,093	183,337
Total liabilities and stockholders’ equity	$215,442	$240,105